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                                                                   Exhibit 23.1


PricewaterhouseCoopers LLC



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Canyon Resources Corporation on Form S-3 (File Nos. 333-00175 and 333-11561) and Form S-8 (File No. 33- 37306) of our report, which includes an explanatory paragraph regarding the Company's change in accounting for exploration costs on unproven properties and accounting for costs of start-up activities and an explanatory paragraph about Canyon Resources Corporation's ability to continue as a going concern, on our audits of the consolidated financial statements of Canyon Resources Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP


Denver, Colorado
March 31, 1999